EXHIBIT 10.1

RESIGNATION, SEPARATION OF EMPLOYMENT

AND GENERAL RELEASE AGREEMENT

RESIGNATION, SEPARATION OF EMPLOYMENT AND GENERAL RELEASE AGREEMENT (the Agreement) dated as of March 1, 2005 between FactSet Research Systems Inc., a Delaware corporation (the Company), and Ernest S. Wong (Executive).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company in the capacity of Chief Financial Officer (CFO);

WHEREAS, the Company and the Executive have mutually agreed that the Executive will resign from his position as CFO of the Company (and any other officer positions he currently holds at the Company), effective as of March 1, 2005 (the Resignation Date), but will serve in a transition capacity assisting the new CFO from March 1, 2005 through March 31, 2005 and thereafter remain an employee of the Company through December 30, 2005 or such earlier date as may be mutually agreed by the Company and the Executive;

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

Resignation. Effective as of the Resignation Date, the Executive shall resign from the Executive’s position as CFO of the Company and from all other officer positions which the Executive may hold with the Company, its subsidiaries or affiliates, and the Company accepts such resignation.

Status. From the Resignation Date through December 30, 2005 unless earlier terminated as provided herein (the Termination Date), the Executive shall remain on the payroll of the Company as a non-officer employee providing such services to the Company as the Company may reasonably request from time to time.

Payments.

Upon signing of this Agreement, the Executive shall receive a lump sum payment in the amount of $112,500.00 to be paid no later than March 4, 2005. The Executive shall continue to receive base salary payments through the Termination Date payable in bi-weekly installments commencing with the pay period ending March 11, 2005 and running through the pay period ending December 30, 2005, as follows:

for each remaining bi-weekly pay period through the bi-weekly pay period ending March 25 2005, the Executive shall be paid $8,653.85;

for the bi-weekly pay period ending April 8, 2005, the Executive shall be paid $7,211.54; and

for the bi-weekly pay period ending April 22, 2005 and for each subsequent bi-weekly pay period through the bi-weekly pay period ending as of the Termination Date, the Executive shall be paid $5,769.23.

On the Termination Date, the Executive will receive a lump sum payment equal to $5,481.30, plus, if the Termination Date is prior to December 30, 2005, $1,827.10 for each month by which the Termination Date precedes December 30, 2005 (prorated for partial months).

All payments will be made to the Executive on or prior to the Termination Date to the extent reasonably practicable but in no event later than December 30, 2005. All payments will be subject to applicable withholding taxes.

Stock Options. The Executive shall continue to vest in his currently outstanding stock options through the Termination Date. Once vested, a vested option shall remain exercisable until three (3) months following the Executive’s Termination Date in accordance with the terms of the Company’s option plans. If termination of the Executive’s employment prior to the Termination Date is due to the Executive’s death or disability, then the vested option shall remain exercisable for twelve (12) months after the date of the Executive’s termination due to death or disability or such longer period as may be provided under the applicable stock option plan and/or award agreements. The terms of the Company’s option plans and the option agreements issued thereunder shall govern.

Benefits. The Executive will continue to be eligible to participate in the Company’s health, life and disability insurance programs he participates in as of the date of this Agreement through the Termination Date. After the Termination Date, the Executive will be covered under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (COBRA), and, if the Executive elects COBRA coverage, the Executive shall be responsible for all premium payments to be made for continuation of health coverage under COBRA.

Termination of Employment Prior to the Termination Date Due to the Executive’s Death or Disability. In the event that the Executive’s employment with the Company is terminated prior to the Termination Date due to the Executive’s death or disability (within the meaning of the Company’s long-term disability plan), the balance of the salary payments described in Section 3 above (excluding section 3(b) in the event of termination due to disability) shall be paid to the Executive or, in the case of the Executive’s death, to the Executive’s spouse (or, if the Executive’s spouse does not survive him, to the legal representative of the Executive’s estate), in a lump sum.

Termination by the Company or the Executive For Any Reason Other Than Death or Disability Prior to the Termination Date. In the event that the Executive’s employment with the Company is terminated prior to December 30, 2005 by the Company or the Executive for any reason other than the Executive’s death or disability (as defined in Section 6 above), (i) the Executive shall be entitled to any earned but unpaid salary payments through the date of his termination; (ii) the Executive shall receive, in a lump sum payment, all remaining salary and other payments otherwise payable (but for such termination) through the payroll period ending December 30, 2005 as provided in Section 3 hereof; (iii) the Executive shall receive the lump sum payment provided in Section 3(b) hereof; (iv) the Executive’s health, life and disability coverage shall cease as of the Termination Date, subject to any applicable COBRA rights and to any other applicable assumption or continuation rights (if any) that the Executive may have; and (v) all options not currently vested as of the Termination Date shall be forfeited by the Executive as of such date, and all vested options as of such Termination Date shall remain vested and exercisable and shall be governed by the terms of the applicable stock option plan and/or award agreements governing such options under such termination conditions.

Return of Company Property. The Executive agrees that prior to the Termination Date, the Executive will return all property of the Company which is then in his possession, including, but not limited to, any laptop computer, documents, contracts, agreements, correspondence, plans, photographs, books, notes, electronically stored data and all copies of the foregoing, provided that the Executive shall be entitled to retain copies of any documents or records relating to his employment by the Company or his compensation and benefits as an employee of the Company, as well as any personal files or journals. In the event that the Executive should subsequently discover that he inadvertently failed to return any property to the Company, he shall then promptly do so.

Confidentiality. The Executive agrees that he will not disclose or cause to be disclosed any confidential non-public information or documents relating to the operations or business of the Company. The Company and the Executive shall keep the terms of this Agreement confidential. However, nothing herein shall prevent the Company or the Executive from disclosing the terms of this Agreement if required to do so under applicable law or regulation or by a court of competent jurisdiction, or preclude the Executive from discussing such terms or any related issue or matter with his attorney, accountant, other professional advisor, spouse or prospective employer, provided that each such person with whom the Executive discusses such terms or related issue or matter agrees to be bound by this confidentiality provision.

No Disparagement; Reference. The Executive agrees that he will not make any negative, disparaging or derogatory statements to anyone, whether oral or written, with respect to the Company, including, but not limited to, statements with respect to the Company’s products or services or with respect to any of the Company’s current or former officers, directors, employees, attorneys and accountants. The Company will not disparage or denigrate the Executive. Each party’s obligations under this Section 10 shall be subject to the last sentence of Section 9 hereof. However, nothing herein shall preclude either party hereto from responding to any regulatory or legal inquiry.

Waiver and Release.

Waiver and Release by the Executive. Subject to the exceptions set forth below, the Executive, on behalf of himself and all heirs, personal representatives, and assigns, forever and unconditionally waives, releases and discharges the Company, its parent and subsidiary corporations, predecessors and successors and their respective subsidiaries and affiliates and, in their capacities as such, their respective officers, directors, employees, stockholders, agents and representatives (each a Releasee and together, the Releasees) from any and all claims (including, but not limited to, those relating to attorney fees), whether known or unknown, and regardless of type, cause or nature, which the Executive had, now has, or hereafter may have, arising from the Executive’s employment with the Company to date or his termination therefrom as provided under this Agreement, including, without limitation, all claims arising in relation to salary, vacation, insurance, bonus, equity (including, but not limited to, all outstanding options granted to the Executive pursuant to the stock option plans and/or award agreements of the Company, its parent or subsidiary corporations or affiliates or otherwise) and all other benefit plans, all federal and state anti-discrimination (including the Age Discrimination in Employment Act (ADEA)), civil rights and human rights laws; provided, however, that this waiver and release shall not apply with respect to a claim arising in the future to the extent that such waiver and release would be contrary to applicable law (including, without limitation, ADEA). Notwithstanding the foregoing, the Executive does not waive any rights that the Executive had, now has or may hereafter have to enforce the payment and other terms of this Agreement (including, without limitation, Sections 3 through 7 above), or any vested rights that the Executive has under the Company’s employee benefit plans (including, without limitation, the 401(k) Plan). The Executive’s right to receive the protection of indemnification and/or contribution as an officer, director and/or employee of the Company with respect to any liability incurred by the Executive as an officer, director or employee of the Company, as well as the Executive’s right to coverage under any Company liability insurance policies is expressly excluded from the foregoing release and, in each case, shall remain in effect.

Waiver and Release by the Company. The Executive represents to the Company that he has not knowingly engaged in any activity in connection with his employment by the Company that would give rise to a claim by the Company, its affiliates and their respective shareholders against the Executive. Subject to the accuracy of the Executive’s representation, the Company, on behalf of itself and its parent and subsidiary corporations, and predecessors, successors and assigns, hereby forever and unconditionally waives, releases and discharges Executive and his heirs, personal representatives and assigns from any and all claims, whether known or unknown, and regardless of the type, cause or nature, that the Company and its parent and subsidiary corporations, and predecessors and successors and assigns had, now have or may hereafter have against the Executive arising from the Executive’s employment with the Company to date or his termination therefrom as provided under this Agreement, except to the extent that such waiver would be contrary to applicable law.

Second Waiver and Release. The Executive and the Company agree to provide to each other a second waiver and release as of the Termination Date on the same terms as provided in this Section 11 covering the period from the date hereof through the Termination Date.

The Executive’s and the Company’s Representations and Promises.

Pursuit of Released Claims: The Executive represents that he has not and will not in the future file any lawsuit, complaint, or charge against any Releasee based on the claims released in this Agreement, subject to the exceptions set forth in Section 11 above. The Company represents that it has not and will not in the future file any lawsuit, complaint, or charge against the Executive based on the claims released in this Agreement, subject to the exceptions set forth in Section 11 above.

Ownership of Claims: The Executive has not assigned or transferred any claim the Executive is releasing, nor will the Executive do so or attempt to do so. The Company (and its parent corporation, subsidiaries, affiliates, predecessors, successors and assigns) has not assigned or transferred any claim the Company (or any such other entity) is releasing, nor will the Company (or any such other entity) do so or attempt to do so.

Non-Admission of Liability: Each party agrees not to assert that this Agreement is an admission of guilt or wrongdoing since the releasees do not believe or admit that any of them has done anything wrong.

Implementation: The Executive and the Company each agree to sign any documents and do anything else that is reasonably necessary in the future to implement this Agreement.

ADEA Release Requirements Have Been Satisfied: The Executive acknowledges and agrees that the payments provided by the Company are in part consideration for the waivers and release by the Executive under Section 11 of any and all claims that he may have or allege to have under ADEA with respect to his service to date. The Executive understands that this Agreement had to meet certain requirements to validly release any ADEA claims the Executive might have had, and the Executive represents that all such requirements were satisfied. These requirements are (1) that the Executive entering into this Agreement had to be knowing and voluntary (i.e., free from fraud, duress, coercion, or mistake of fact); (2) this Agreement had to be in writing and understandable; (3) the Agreement had to explicitly waive current ADEA claims; (4) the Agreement could not have waived future ADEA claims; (5) the Agreement must have been paid for with something to which the Executive was not already entitled; (6) the Company had to advise the Executive in writing to consult an attorney; and (7) the Company had to give the Executive a reasonable period of time in which to consider his ADEA release.

Consequences of Violating the Executive’s or the Company’s Representations and Promises. Without limiting the rights either party may have hereunder, the Executive and the Company each agrees to pay any and all reasonable attorneys’ fees that the other may incur as a result of the knowing breach of a representation or promise made in this Agreement not to sue a releasee over a released claim, or if any representation made in this Agreement was knowingly and materially false when made.

Acknowledgement. The Executive acknowledges that, before signing this Agreement, the Executive was given at least 21 days to review and consider this Agreement. The Executive further acknowledges that: (a) the Executive took advantage of this period to consider this Agreement before signing it; (b) the Executive carefully read this Agreement; (c) the Executive fully understands it; (d) the Executive is entering into it voluntarily; and (e) the Executive is receiving valuable consideration in exchange for his execution of the waiver and release provided in Section 11 hereof which he would not otherwise be entitled to receive. The Executive further acknowledges that the Company strongly encouraged him to discuss this Agreement with an attorney before signing it and that, to the extent that the Executive deemed it appropriate, the Executive did so.

Entire Agreement. This Agreement is the entire agreement between the Executive and the Company with respect to the subject matter herein; it may not be modified or canceled in any manner except by a writing signed by both parties. The Executive acknowledges that the Company has made no promises to him other than those found in this Agreement. Nothing herein should be construed as affecting the Company’s and the Executive’s respective rights and obligations under the options to acquire Company stock which were previously awarded to the Executive by the Company. If any provision of this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

Cooperation on Tax Consequences. In the event that it is determined that any payment or benefit provided hereunder would subject the Executive or the Company to any adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, the Company and the Executive shall use their reasonable best efforts to restructure the affected payment or benefit to such adverse tax consequences, provided that any such restructuring does not increase the cost to the Company of providing such payment or benefit.

Successors. This Agreement binds the Executive and his heirs, administrators, representatives, executors, successors, and assigns, and the Company and its parent corporation, predecessors, successors and assigns and will inure to the benefit of all releasees and their respective heirs, administrators, representatives, executors, successors, and assigns.

Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut without regard to conflicts of law principles of such state.

Arbitration of Claims.

Arbitrable Claims or Disputes: The Company and the Executive agree to resolve any claims they may have with each other (except, if either the Executive or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with this section. The Executive also agrees to resolve in accordance with this section any claim covered by Section 11 hereof between the Executive and any other Releasee who offers or agrees to arbitrate the claim in this manner. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it.

Arbitration: The arbitration shall be in accordance with the then-current arbitration rules and procedures for contract disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS), except as provided in this section. Arbitration shall take place in Stamford, Connecticut before an experienced contract arbitrator licensed to practice law in that state who has been selected in accordance with subsection (c). The arbitrator may not modify or change this Agreement in any way. The Executive, the Company, and any Releasee who agrees to arbitrate an arbitrable dispute under this Section 20 agrees to submit to personal jurisdiction in the State of Connecticut for such arbitration and in any jurisdiction necessary for the enforcement of any arbitration award. The Executive represents that Stamford, Connecticut is a convenient dispute resolution location for him.

Selection of the Arbitrator: The arbitrator shall be selected as follows: JAMS shall give each party a list of 11 arbitrators drawn from its panel of contract dispute arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of both parties, JAMS shall furnish an additional list and the process shall be repeated. If no arbitrator has been selected after two lists have been distributed, then the parties shall strike alternately from a third list, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the arbitrator. Striking decisions must be made and communicated to the other party and JAMS within 10 calendar days after the date of the transmittal communication relaying the arbitrators remaining for selection. In the event a party does not make a timely strike, the other party may select the arbitrator from the names remaining.

Fees and Expenses: Each party shall pay the fees of his or her attorneys, the expenses of his or her witnesses, and any other expenses that party incurs in connection with the arbitration, but all costs of the arbitration itself, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by both parties. At the Executive’s written request and on a showing of substantial hardship, the Company shall advance all or a portion of the Executive’s share of those arbitration costs to the extent they would exceed the out-of-pocket costs the Executive would have incurred in a lawsuit. Notwithstanding the above, if the Executive prevails in whole or in part on any material claim which is a subject of the arbitration, the Company shall reimburse all of the Executive’s legal fees and expenses reasonably incurred.

Exclusive Remedy: Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should Executive or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and reasonable attorneys’ fees incurred as a result of that breach.

Revocation. In accordance with the Executive’s rights under ADEA, the Executive shall have seven days from the date of execution of this Agreement in which to determine whether to revoke the Agreement. To revoke this Agreement, the Executive must provide a written notice of revocation to the general counsel of the Company. If the Executive timely revokes this Agreement, the Agreement shall be null and void ab initio and of no further force or effect.

22. Authority to Sign. The Company represents that the individual signing on behalf of the Company was duly authorized to do so.

Please carefully read and consider all of the provisions of this Release before signing it. This Release includes a release of known and unknown claims and its arbitration-of-claims requirement waives your right to a jury trial. This Release becomes effective upon your signing before March 2, 2005. Please initial each page.

3/1/05	/s/ ERNEST S. WONG
Date	Ernest S. Wong
State of CT )
) ss: Fairfield	March 1, 2005
County of )

Personally appeared before me, the undersigned, Ernest S. Wong, signer and sealer of the foregoing instrument, who acknowledged the same to be free in act and deed.

/s/ SHERRIE WRIGHT
Notary Public
My Commission Expires June 30, 2007
March 1, 2005
Date

Agreed to by FactSet Research Systems Inc.

By:	/s/ PHILIP A. HADLEY
	Name:	Philip A. Hadley
	Title:	Chief Executive Officer

Date: March 1, 2005

STATE OF CT )
) ss: Fairfield	March 1, 2005
COUNTY OF )

Personally appeared before me, the undersigned, Philip Hadley, signer and sealer of the foregoing instrument, who acknowledged the same to be free in act and deed.

/s/ VICTORIA L. COLBURN
Notary Public
My Commission Expires 12/31/2006

March 1, 2005

Date